Exhibit 99.1

Nuwellis, Inc. Announces Fourth Quarter and Full Year 2025 Financial Results

MINNEAPOLIS – March 10, 2026 –Nuwellis, Inc. (Nasdaq: NUWE), a medical technology company committed to delivering solutions for patients with cardiorenal conditions, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter and Recent Highlights:

•	Fourth quarter revenue of $2.4 million, a 4% increase compared to the prior-year quarter and 9% increase sequentially.
•	208% increase in U.S. console sales in Q4 versus prior year quarter.
•	Heart Failure revenue increased 48% and Pediatrics increased 16% year-over-year in Q4.
•	Gross margin of 68.2% in Q4, compared to 58.4% in the prior-year quarter.
•	Closed a $5.0 million private placement and warrant inducement transaction in January 2026, strengthening the Company’s capital position.
•	Appointed Carisa Schultz as Chief Financial Officer, effective February 2, 2026.
•	Executed a definitive stock purchase agreement to acquire Rendiatech, expanding the Company’s cardiorenal portfolio.

“2025 was a year of structural change and strategic re-focus for Nuwellis,” said John Erb, Chief Executive Officer of Nuwellis. “While full year revenue declined compared to 2024, fourth quarter results reflected stronger utilization trends and meaningful gross margin expansion. Throughout the year, we prioritized operational discipline, refined our commercial focus around the cardiorenal continuum, and strengthened the underlying foundation of the business.”

“Additionally, we are entering 2026 with new momentum,” Mr. Erb added, “including the execution of our agreement to acquire Rendiatech and the pending expansion of our portfolio, the appointment of a new Chief Financial Officer, and additional capital to support operations. As we look ahead, we remain focused on integrating the Rendiatech acquisition, progressing development of Vivian, our novel pediatric solution supported by NIH grant funding, and driving more consistent commercial execution and deeper utilization within targeted accounts.”

Fourth Quarter 2025 Financial Results

Revenue for the fourth quarter of 2025 was $2.4 million, a 4% increase compared to the prior-year quarter and a 9% increase sequentially. The year-over-year increase was attributable to a 208% increase in U.S. console sales (8 units vs. 3), an 11% circuit average selling price increase, and a non-recurring 59% increase in international sales, reflecting customer last-time buys. Growth in Heart Failure and Pediatrics was partially offset by lower Critical Care revenue compared to the prior-year quarter.

Gross margin for the fourth quarter of 2025 was 68.2%, compared to 58.4% in the prior-year quarter. The gross margin improvement reflects improved pricing and product mix, partially offset by unfavorable manufacturing variances.

Operating expenses for the fourth quarter of 2025 were approximately $4.1 million, compared to approximately $3.7 million in the prior-year quarter.

Operating loss for the fourth quarter of 2025 was approximately $2.4 million, flat with the prior-year quarter.

Net loss attributable to common shareholders for the fourth quarter of 2025 was approximately $2.4 million.

Full Year 2025 Financial Results

Revenue for the full year ended December 31, 2025, was $8.3 million, a 5% decrease compared to the prior year. Heart Failure revenue increased 8% year-over-year, and Pediatrics increased 14%, while Critical Care declined 19%.

Gross margin as a percent of revenue for the full year was 62.0%, compared to 64.9% in the prior year.

Operating expenses for the full year were $16.2 million, $0.4 million lower than the prior year.

Net loss attributable to common shareholders for the full year was $17.5 million, which includes a $6.4 million non-cash warrant valuation expense and approximately $0.3 million in executive severance expense.

On December 31, 2025, the Company had no debt and cash, cash and restricted cash equivalents of approximately $1.2 million.

Webcast and Conference Call Information

The Company will host a conference call and webcast at 9:00 AM ET today to discuss its financial results and provide an update on the Company’s performance.

To access the live webcast, please visit the Investors page of the Nuwellis website at https://ir.nuwellis.com.

Alternatively, you may access the live conference call by dialing 1-800-343-4885 (U.S.) or 1-203-518-9851 (international) and using the conference ID: NUWEQ4. An audio archive of the webcast will be available following the call on the Investors page.

For more information, visit www.nuwellis.com.

About Nuwellis Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company advancing precision fluid management technologies across the cardiorenal continuum. The Company develops solutions designed to support patient care through monitoring, therapy, and data-informed clinical decision-making across acute and chronic care settings. Nuwellis’ portfolio includes commercially available and development-stage technologies addressing complex cardiorenal conditions, with a focus on safety, precision, and scalability across patient populations.

About the Aquadex SmartFlow® System The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the new market opportunities and anticipated growth in 2026 and beyond. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercialization strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

For further information, please contact:

Investor Relations:
ir@nuwellis.com

Media Contact:
Leah McMullen
Director of Communications
Leah.mcmullen@nuwellis.com

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,085	$5,095
Accounts receivable	1,493	1,727
Inventories, net	1,910	1,718
Other current assets	698	315
Total current assets	5,186	8,855
Property, plant and equipment, net	368	478
Operating lease right-of-use asset	293	510
Other assets	271	21
TOTAL ASSETS	$6,118	$9,864

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,226	$1,640
Accrued compensation	460	640
Current portion of operating lease liability	261	238
Other current liabilities	85	41
Total current liabilities	3,032	2,559
Warrant liabilities	389	468
Operating lease liability	67	307
Total liabilities	3,488	3,334
Commitments and contingencies

Mezzanine Equity Series J Convertible Preferred Stock as of December 31, 2025 and December 31, 2024, par value $0.0001 per share; authorized 600,000 shares, issued and outstanding 127 and 102, respectively	6	2

Stockholders’ equity
Series A junior participating preferred stock as of December 31, 2025 and December 31, 2024, par value $0.0001 per share; authorized 30,000 shares, none outstanding	—	—
Series F convertible preferred stock as of December 31, 2025 and December 31, 2024, par value $0.0001 per share; authorized 18,000 shares, issued and outstanding 27 and 127 shares, respectively.	—	—
Series F-1 convertible preferred stock as of December 31, 2025 and December 31,2024, par value $0.0001 per share; authorized 100 shares, issued and outstanding 34 and 0 shares, respectively	—	—
Preferred stock as of December 31, 2025 and December 31, 2024, par value $0.0001 per share; authorized 39,352,000 shares, none outstanding	—	—
Common stock as of December 31, 2025 and December 31, 2024, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 1,686,217 and 104,142, respectively	—	—
Additional paid‑in capital	318,928	305,366
Accumulated other comprehensive income:
Foreign currency translation adjustment	8	(47)
Accumulated deficit	(316,312)	(298,791)
Total stockholders’ equity	2,624	6,528
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$6,118	$9,864

NUWELLIS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts and weighted average shares outstanding)

	Three months ended December 31		Twelve months ended December 31
	2025	2024	2025	2024
Net sales	$2,424	$2,322	$8,270	$8,740
Cost of goods sold	770	967	3,146	3,064
Gross profit	1,654	1,355	5,124	5,676
Operating expenses:
Selling, general and administrative	3,213	2,911	13,518	13,455
Research and development	884	831	2,712	3,209
Total operating expenses	4,097	3,742	16,230	16,664
Loss from operations	(2,443)	(2,387)	(11,106)	(10,988)
Other income (expense), net	(11)	7	10	(80)
Gain on settlement	—	900	—	900
Financing expense	—	—	(10,553)	(5,607)
Change in fair value of warrant liabilities	32	13	4,133	4,615
Income (loss) before income taxes	(2,422)	(1,467)	(17,516)	(11,160)
Income tax expense	—	(1)	(5)	(5)
Net income (loss)	$(2,422)	$(1,468)	$(17,521)	$(11,165)
Deemed dividend attributable to Series J Convertible Preferred Stock	1	—	4	541
Net income (loss) attributable to common shareholders	$(2,421)	$(1,468)	$(17,517)	$(10,624)

Basic and diluted income (loss) per share	$(1.50)	$(18.30)	$(25.39)	$(353.30)

Weighted average shares outstanding – basic and diluted	1,614,214	80,015	690,145	31,601

Other comprehensive loss:
Net income (loss)	$(2,422)	$(1,468)	$(17,521)	$(11,165)
Foreign currency translation adjustments	$62	$(1)	$55)	$(16)
Total comprehensive income (loss)	$(2,360	$(1,469)	$(17,466)	$(11,181)

NUWELLIS, INC. AND SUBSIDIARY
 Condensed Consolidated Statements of Cash Flows
(in thousands)
	Twelve months ended December 31
	2025	2024
Operating Activities:
Net loss	$(17,521)	$(11,165)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	200	310
Stock-based compensation expense	127	478
Change in fair value of warrant liabilities	(4,133)	(4,615)
Loss on disposal of intangible asset	—	99
Financing expense	10,553	5,607
Amortization of operating lease right-of-use asset	217	—
Changes in operating assets and liabilities:
Accounts receivable	234	224
Inventory, net	(192)	279
Other current assets	(528)	(160)
Other assets and liabilities	(173)	(22)
Accounts payable and accrued expenses	406	(626)
Net cash used in operating activities	(10,810)	(9,591)

Investing Activities:
Purchases of property and equipment	(90)	(60)
Net cash used in investing activities	(90)	(60)

Financing Activities:
Issuance of common stock and warrants from offering, net	3,999	2,403
Issuance of common stock from ATM, net	2,941	—
Proceeds from the exercise of Series J Convertible Preferred Warrants	—	501
Proceeds from the exercise of April 2024 Warrants	—	2,246
Issuance of July and August 2024 Common Stock and Warrants	—	2,160
Proceeds from warrant inducement in November 2024, net	—	3,364
Proceeds from the exercise of warrants, net	—	288
Net cash provided by financing activities	6,940	10,962

Effect of exchange rate changes on cash	55	(16)
Net decrease in cash, cash equivalents and restricted cash	(3,905)	1,295
Cash, cash equivalents and restricted cash - beginning of period	5,095	3,800
Cash, cash equivalents and restricted cash - end of period	$1,190	$5,095

Supplemental schedule of non-cash activities
Reclassification of April 2024 warrants to equity	$—	$4,217
Issuance of Series J Preferred Stock for exercise of Warrants	$—	$1,857
Series A warrants conversion to equity	$8,440	$—
Series B warrant exercises	$2,055	$—
Issuance of Common Stock for conversion of Series J Preferred Stock	$—	$1,535
Issuance of Common Stock for conversion of Series F-1 Preferred Stock	$1,100	$—
Deemed dividend on Series J Preferred Stock	$4	$541

Supplemental cash flow information
Cash paid for income taxes	$7	$7